                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-32468
PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED MARCH 14, 2000)

                                  $650,000,000
                             CONEXANT SYSTEMS, INC.

             4% CONVERTIBLE SUBORDINATED NOTES DUE FEBRUARY 1, 2007 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This Prospectus Supplement No. 2 supplements and amends the Prospectus dated March 14, 2000 and the Prospectus Supplement dated April 7, 2000 (as amended, the "Prospectus"), relating to the resale from time to time by holders of our 4% Convertible Subordinated Notes Due February 1, 2007 and shares of our common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the Prospectus.

         The table on the Prospectus Supplement dated April 7, 2000, is hereby amended as follows:

         The deletion from the Prospectus Supplement dated April 7, 2000 of:

                             PRINCIPAL AMOUNT OF                              COMMON STOCK
                              NOTES BENEFICIALLY          PERCENTAGE OF      OWNED PRIOR TO      COMMON STOCK
      NAME                 OWNED AND OFFERED HEREBY     NOTES OUTSTANDING     THE OFFERING      OFFERED HEREBY
      ----                 ------------------------     -----------------    --------------     --------------
"Hull Overseas, Ltd               $100,000                      *                  926                926"
"J. M. Hull Associates            $250,000                      *                2,315              2,315"

         The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

                                                   PRINCIPAL AMOUNT OF                              COMMON STOCK
                                                    NOTES BENEFICIALLY          PERCENTAGE OF      OWNED PRIOR TO      COMMON STOCK
                  NAME                           OWNED AND OFFERED HEREBY     NOTES OUTSTANDING     THE OFFERING      OFFERED HEREBY
                  ----                           ------------------------     -----------------    --------------     --------------
Argent Classic Convertible Arbitrage Fund
 (Bermuda) L.P.                                         $  7,000,000                 1.1%               64,814             64,814
Argent Classic Convertible Arbitrage Fund L.P.          $  2,000,000                  *                 18,518             18,518
Arkansas Teachers Retirement System                     $  4,877,000                  *                 45,157             45,157
Bank of New York                                        $    535,000                  *                  4,953              4,953
Bank of New York/UBS Warburg                            $150,150,000                23.1%            1,390,277          1,390,277
Baptist Health of South Florida                         $    231,000                  *                  2,138              2,138
Boston Museum of Fine Arts                              $    190,000                  *                  1,759              1,759
Champion International Corporation                      $    800,000                  *                  7,407              7,407
Deutsche Bank                                           $  1,085,000                  *                 10,046             10,046

Donaldson, Lufkin & Jenrette Securities Corp.           $    750,000                  *                  6,944              6,944
Engineers Joint Pension Fund                            $    661,000                  *                  6,120              6,120
Fidelity Advisor Series I:  Fidelity Advisor
  Balanced Fund                                         $  4,270,000                  *                 39,537             39,537
Fidelity Financial Trust:  Fidelity
  Convertible Securities Fund                           $ 12,250,000                 1.8%              113,425            113,425
Fidelity Management Trust Company on behalf
  of accounts managed by it                             $  2,270,000                  *                 21,018             21,018
First Union                                             $    170,000                  *                  1,574              1,574
Investor's Bank                                         $ 13,060,000                 2.0%              120,925            120,925
Morgan Stanley Dean Witter                              $ 12,000,000                 1.9%              111,111            111,111
Nicholas-Applegate Convertible Fund                     $  1,493,000                  *                 13,824             13,824
Northern Trust                                          $ 13,855,000                 2.1%              128,287            128,287
Physicians Life                                         $    518,000                  *                  4,796              4,796
Pilgrim Convertible Fund                                $  5,946,000                  *                 55,055             55,055
Quattro Fund Ltd.                                       $    750,000                  *                  6,944              6,944
San Diego City Retirement                               $  1,326,000                  *                 12,277             12,277
San Diego County Convertible                            $  3,190,000                  *                 29,537             29,537
State Street                                            $  2,285,000                  *                 21,157             21,157
Union Bank                                              $  1,285,000                  *                 11,898             11,898
Variable Insurance Products Fund III:
Balanced Portfolio                                      $    460,000                  *                  4,259              4,259
Wake Forest University                                  $  1,601,000                  *                 14,824             14,824
Writers Guild-Industry Health Fund                      $    412,000                  *                  3,814              3,814
Any other holder of notes or future
  transferee from any such holder                       $255,845,000                39.4%            2,368,935          2,368,935

----------

*Less than one percent.

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $108.00 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $108.00 per share.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is April 14, 2000.